CONFIDENTIAL TREATMENT REQUESTED                                   EXHIBIT 10.80

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT REQUESTED IS REQUESTED AND IS NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                              DEVELOPMENT, LICENSE
                                       AND
                                SUPPLY AGREEMENT
                                     BETWEEN
                              PFC THERAPEUTICS, LLC
                                       AND
                  BEIJING DOUBLE-CRANE PHARMACEUTICAL CO., LTD.

                                                CONFIDENTIAL TREATMENT REQUESTED

1.       DEFINITIONS...........................................................3

2.       GRANT OF RIGHTS.......................................................8

3.       LICENSEE'S MAIN OBLIGATIONS..........................................10

4.       LICENSOR'S MAIN OBLIGATIONS..........................................10

5.       DEVELOPMENT..........................................................11

6.       MARKETING AUTHORIZATIONS.............................................15

7.       LICENSE FEE AND ROYALTY..............................................16

8.       PRODUCT PRICE; PAYMENT; AUDIT REPORT.................................17

9.       TECHNOLOGY, MANUFACTURE AND SUPPLY OF PRODUCT FOR CLINICAL TRIALS....18

10.      INTELLECTUAL PROPERTY................................................20

11.      REPRESENTATIONS AND WARRANTIES.......................................23

12.      INDEMNIFICATION......................................................25

13.      TERM AND TERMINATION.................................................26

14.      CONSEQUENCES OF TERMINATION..........................................27

15.      CONFIDENTIALITY, PUBLICATIONS, PUBLICITY.............................29

16.      PERFORMANCE BY AFFILIATES............................................31

17.      DISPUTE RESOLUTION...................................................31

18.      MISCELLANEOUS........................................................32

                                                CONFIDENTIAL TREATMENT REQUESTED

         This Development, License and Supply Agreement (the "Agreement") is made and entered into as of May___, 2005 (the "Effective Date"), , by and between PFC Therapeutics, LLC, a Delaware limited liability company ("Licensor"), with a business address of 4660 La Jolla Village, Drive, Suite 825, San Diego, California 92122 and Beijing Double-Crane Pharmaceutical Co., Ltd., ("Licensee") a corporation organized under the laws of the People's Republic of China with a business address of No. 1, Lize donger Road, Wangjing, Chaoyang District, Beijing, 100102, China. Licensor and Licensee will be referred to throughout the Agreement as "Parties" collectively and "Party" singularly.


                                    RECITALS

                  A. Whereas Licensor is a pharmaceutical company currently specializing in the development of blood substitute products and exclusively owns complete Know-How (as defined in this Agreement) and Intellectual Property (as defined in this Agreement) for development and manufacturing of the Product (as defined below);

                  B. Whereas Licensee is a pharmaceutical company possessing expertise and qualification in the research, development and commercialization of pharmaceutical products as well as marketing pharmaceutical products of other countries as the sales agents in the Territory;

                  C. Whereas both Licensor and Licensee desire to cooperate within the scope of this Agreement to complete the Clinical Trials of the Product in China with the purpose of achieving Marketing Authorization within the Territory (as defined below). Therefore, the Licensor wishes to transfer, and the Licensee wishes to accept the transfer of all "Licensed Know How" according to the terms and conditions of this Agreement for the Clinical Trials, and further development, manufacturing and marketing of the Product within the Territory;

         In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1.       DEFINITIONS

         The capitalized terms used in this Agreement will have the meanings given to them in this Section 1 and throughout this Agreement.

                  1.1. "AFFILIATE" means a corporation or other business entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this definition only, "control" and, with corresponding meanings, the terms "controlled by" and "under common control with" means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  1.2. "BUSINESS DAY" means a day other than a Saturday, Sunday, Bank Holiday or other public holiday in the People's Republic of China or the State of New York.

                  1.3. "CLINICAL TRIALS" means planned experiments which involve subjects or patients and are designed to elucidate the most appropriate treatment of future patients with a given medical condition. A Clinical Trial uses results based on a limited sample of patients to make inferences about how treatment should be conducted in the general population of patients who require treatment in the future.

                  1.4. "CMC DATA" means the qualitative and quantitative particulars of the constituents, the description of the manufacturing method and the controls and tests carried out at all relevant stages of the manufacturing process.

                  1.5. "COMPETING PRODUCT" means any fluorochemical emulsion or other oxygen carrying blood substitute with approved indications comparable to the Product.

                  1.6. "CONFIDENTIAL INFORMATION" means and includes all Know-How, patent applications, formulas, designs, drawings, specifications, catalogs, data sheets, sales and technical bulletins, service manuals, mechanical diagrams, and all other information, whether or not reduced to writing, relating to the formula, design, manufacture, use, and service of the Product, as well as to any other information relating to the Licensor's business or the Licensee's Business, as the case may be, that may be divulged to the Licensor or the Licensee, in written or non-written forms, as the case may be, in the course of its performance of this Agreement.

                  1.7. "DEVELOPMENT PLAN" means a plan or plans prepared by Licensee describing all activities in the development program for Product, including the information necessary for application and obtaining approval of the Clinical Trials, to conduct Clinical Trials and application for and obtaining application permit.

                  1.8. "DMF" means a drug master file to be maintained with the applicable regulatory authorities in each country of the Territory.

                  1.9. "DOSSIER" means the master regulatory dossier relating to the Product for obtaining Marketing Authorization for such Product in the Territory with the relevant authorities, including relevant Product and Scientific Data, pre-clinical data, CMC Data.

                  1.10. "FIRST COMMERCIAL SALE" means, the first sale to a Third Party of a Product in the Territory after all necessary regulatory approval and Marketing Authorization has been achieved for distribution and sale of Product.

                  1.11. "IMPROVEMENT" means any invention, discovery or Know-How, whether or not patentable, relating to Product that is developed solely or jointly by Licensor, Licensee, their Affiliates or their Third Party contractors after the Effective Date in the course of performing the Development Plan or commercializing a Product in the Territory or through independent development activities by Licensor.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  1.12. "INSPECTION ON RECEIPT" means the procedures relating to the inspection of Product on receipt to ensure compliance with Specifications to be carried out by or on behalf of Licensee upon delivery, in accordance with the Quality Agreement.

                  1.13. "INTELLECTUAL PROPERTY" means all Patents, trademarks and trade names, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, data rights, inventions, confidential information (including Know-How) and any other similar right situated in any country in the world.

                  1.14. "JOINT INVENTIONS" means any invention or discovery in connection with the Product made or conceived jointly by an employee(s), consultant(s) or agent(s) of Licensor or its Affiliates and employee(s), consultant(s) or agent(s) of Licensee or its Affiliates, as determined in accordance with applicable patent laws. Joint Inventions expressly exclude jointly invented Improvements.

                  1.15. "KNOW-HOW" means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

                  1.16. "LICENSED KNOW-HOW" means (a) any non-public or confidential sections of the Licensor's NDA, and (b) all right, title and interest in the Territory to any other non-public or confidential Know-How owned or under the control of Licensor during the Term that is useful or necessary for the performance of pre-clinical or clinical development of the Product in the Territory, for the filing and maintenance of Marketing Authorizations in the Territory, or the commercialization, marketing or manufacture of the Product in the Territory.

                  1.17. "LICENSED PATENTS" means the patents or patent applications listed in Exhibit 1, any other Patents owned or under the control of Licensor during the Term that would be infringed, in the absence of an assignment, by the manufacture, use, sale, offer for sale or importation of a Product and Patents on Improvements, in the Territory.

                  1.18. "LICENSED TECHNOLOGY" means the Licensed Patents, Licensed Know-How and any Improvements (exclusive of Licensee's part of any Joint Inventions in any such Improvements).

                  1.19. "LICENSEE TRADEMARKS" means any trademarks or trade names used or registered by Licensee as of the Effective Date or during the Term.

                  1.20. "LICENSOR TRADEMARKS" means any trademarks or trade names used or registered by Licensor as of the Effective Date or during the Term.

                  1.21. "MARKETING AUTHORIZATION(S)" means any approvals (including Price & Reimbursement Approvals) and any master files, DMFs, establishment licenses, registrations or authorizations of any national, supranational or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport, distribution or sale of a Product (including the approval of an NDA) in or outside the Territory.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  1.22. "NDA" means a New Drug Application submitted by Licensee to the appropriate regulatory body in the Territory for the purposes of obtaining approval for the marketing of a Product in such country.

                  1.23. "NET SALES" Net Sales means the total amount actually received by Licensee or its Affiliate in connection with sales of Product to any person or entity that is not an Affiliate of Licensee, after deduction of all the following to the extent applicable to such sales:

                  1.23.1 all trade credits, discounts, refunds or rebates, including without limitation rebates accrued, incurred or paid to assistance program and any other price reductions required by a governmental agency;

                  1.23.2 allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Licensee, and retroactive price reductions (including managed care and similar types of rebates);

                  1.23.3 cost of freight, postage, and freight insurance;

                  1.23.4 sales taxes, value added taxes, excise taxes, and customs duties; and

                  1.23.5 cost of export licenses (if applicable) and any taxes (excluding income taxes or similar taxes), fees or other charges associated with the exportation or importation of Product.

                  1.23.6 A sale or transfer by Licensee to an Affiliate of Licensee for resale by such Affiliate shall not be considered a sale for the purpose of this provision but the resale by such Affiliate shall be a sale for such purposes. Transfers for pre-Clinical Trials and Clinical Trials, testing or market research or promotional purposes shall not be a sale of Product for the purpose of calculating Net Sales.

                  1.23.7 If a Product is sold in conjunction with a product or service (e.g. as a bundled or combination therapy) that is not a Product, the Net Sales of such combination product for purposes of determining royalties payable on sales thereof shall be calculated by first determining the Net Sales of such combination product as above, and then multiplying such number by the applicable fraction from the following three options:

                  1.23.8 If the Product(s) and other component(s) in such combination product all are sold separately, then such fraction shall be A/(A+B),

                           i) where, for the combination product:

                           ii) "A" is the listed sale price(s) of the Product(s)
in such combination product when sold separately; and

                                                CONFIDENTIAL TREATMENT REQUESTED

                           iii) "B" is the listed sale price(s) of the product
component(s) in such combination product when sold separately.

                  1.23.9 If the product component(s) in the combination product is not sold separately, then such fraction shall be A/C, where "A" is as above, and C is the average listed sale price of the combination product.

                  1.23.10 If neither the Product(s) nor the product component(s) in the combination product are sold separately, then such fraction shall be a fraction reasonably reflecting the relative value contributed by the Product(s) to the total value of the combination product, with such fraction to be established by mutual agreement of the Parties based on good faith and reasonable negotiation. If the Parties cannot reach such agreement within sixty
(60) days of Licensee or Licensor submitting the matter for agreement, the Parties shall resolve such issue by having the fraction determined by binding arbitration under Section 17.

                  1.24. "PATENTS" means patents, letters patent, applications (provisional and non-provisional) for patents, and any patents issuing therefrom and from any patent application claiming, or entitled to claim; priority from any such application for patent; any divisions, continuations, continued prosecution applications, continuations-in-part, utility models and any equivalents, substitutions, confirmations, registrations, revalidations, additions, reexamination certificates of any of the foregoing and any patents issuing on any of the foregoing; and any reissue patents, patent extensions and patent term restorations of any of the foregoing.

                  1.25. "PRICE & REIMBURSEMENT APPROVALS" means approval or listing on official price lists, reimbursement schedules or hospital recommendation lists as appropriate for the individual markets in the Territory.

                  1.26. "PRODUCT" means the injectable fluorochemical emulsion known as OXYGENT or [CONFIDENTIAL TREATMENT REQUESTED], capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including without limitation, the Product existing and produced in batch as of the Effective Date having a composition agreed upon by the Parties and set out in the Specifications.

                  1.27. "PRODUCT PRICE" means the price payable from Licensee to Licensor for Product used for Clinical Trials upon delivery and shall include the entire cost to Licensor of the manufacturing of the Product by a third party contract manufacturer and any costs to Licensor of shipping the Product including freight, customs, taxes and any other associated costs. Licensee shall pay Licensor the actual cost as documented which shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] per unit.

                  1.28. "PRODUCT AND SCIENTIFIC DATA" means data related to the Product and all other documentation or correspondence obtained in the use of or in connection with the Product in development of the Product in the Territory, in pre-Clinical Trials or in Clinical Trials, (such as pharmacokinetics, metabolism, pharma-codynamics, dose response, safety, efficacy and other pharmacological data).

                  1.29. "PRODUCT TRADEMARKS" means any trademarks, trade dress, logos, slogans, and designs, whether or not registered by Licensee in the Territory, used to identify or promote a Product in the Territory, but excluding any Licensee Trademarks or Licensor Trademarks.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  1.30. "QUALITY AGREEMENT" means a technical manufacturing agreement in connection with raw materials, suppliers, production, manufacturing, storage, shipment and final testing of the product for Clinical Trials. .

                  1.31. "SPECIFICATIONS" means the specification for Product as specified from time to time in the Licensee Marketing Authorization(s), and may be attached as a schedule to the Quality Agreement.

                  1.32. "TERM" has the meaning set forth in Section 13.1 of this Agreement.

                  1.33. "TERRITORY" means the People's Republic of China ("China") including Taiwan, Hong Kong and Macao and other countries to which the Parties may agree upon in the future.

                  1.34. "THIRD PARTY" means any individual or entity other than Licensor, Licensee and their respective Affiliates.

                  1.35 "TRIGGERING PATIENT(S)" means a patient in Clinical Trials in either the treatment group or in the control group who has met the protocol specified conditions for transfusion of red blood cells and has been treated with the Product or allogeneic blood (or other control substance), respectively.

                  1.36 "UNIT" means, with respect to each Product, of 110 ml, with composition of [CONFIDENTIAL TREATMENT REQUESTED]

         2.       GRANT OF RIGHTS

                  2.1. GRANTS TO LICENSEE.

                  2.1.1 LICENSE TO LICENSEE. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license to the Licensed Technology in the Territory. As of the Effective Date, Licensor and Licensee will have signed and executed a license agreement exclusively licensing all rights to the Intellectual Property in the Territory to Licensee (Exhibit
2).

                  2.1.2 OPTION. Licensee shall have the right of first refusal, to add the following countries: CIS countries (Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyz Republic, Moldovia, Russia, Tajikstan, Turkmenistan, Ukraine, Uzbekistan), South Africa and certain Asian countries (Afghanistan, Bangladesh, Bhutan, Brunei, Burma [Myanmar Republic], Cambodia, India, Indonesia, Laos, Malaysia, Mongolia, Nepal, Pakistan, Philippines, Singapore, Sri Lanka, Thailand, Timor-Leste and Viet Nam). The Licensor will make a proposal of terms for each of the countries listed above on a country-by-country basis and Licensee will have thirty (30) days to either reject, accept or make a counterproposal of such proposal of terms on a country-by-country basis. The Licensor and Licensee may extend the time period for negotiation upon mutual agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  2.1.3 RIGHTS OF LICENSEE. Subject to the terms and conditions of the Agreement, Licensor acknowledges that during the Term, Licensee shall have the exclusive rights under the Licensed Technology to manufacture, market, sell, offer to sell, use, import and export, distribute and sub-license Product in the Territory, and submit on Licensee's behalf for approval legally required for Marketing Authorization for the Product in the Territory.

                  2.1.4 LICENSEE'S MANUFACTURING RIGHT. Following the State Food and Drug Administration's ("SFDA") approval and registration of the Product in the Territory, Licensee will have the exclusive right to manufacture and market the Product for use in the Territory. Upon initiation of enrollment of patients in Phase III Clinical Trials, Licensor agrees to transfer all the Know-How information that Licensor owns related to all existing manufacturing technology of Product, the complete technical documents as well as the necessary training and training materials at written request of Licensee and upon agreement with request to the time schedule, contents, standards and compensation of the training. Licensee will pay for the translation of all necessary information from English to Mandarin and will supply translators, with an appropriate technical background, during any visit to facilitate the transfer of information from Licensor's engineers to Licensee. Licensor shall pay the expenses to include salary, airfare and local expenses, excluding local transportation for a total of 2 employees, engineers and/or consultants for two 1-week trips to come to China to assist Licensee in manufacturing the Product. If Licensee requests additional support from Licensor's employees, engineers and/or consultants, all costs associated with this support including, salary of $500 per day per person, airfare and all local expenses will be paid by the Licensee.

                  2.1.5 REFERENCE TO LICENSOR MARKETING AUTHORIZATIONS. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a fully paid, non-exclusive right and license to reference any Marketing Authorizations under the control of Licensor for Product outside the Territory for the purpose of obtaining Marketing Authorization of Product in one or more countries in the Territory.

                  2.1.6 OWNERSHIP. Subject to the rights of reference and use granted to Licensor in Section 2.2 below, Licensee shall own all rights in Dossiers, Marketing Authorizations in the Territory, Product and Scientific Data, and the information and data contained therein.

                  2.2. GRANTS TO LICENSOR.

                  2.2.1 Except as to Licensee as set out in subsection 2.3, Licensee hereby grants to Licensor the exclusive right (a) to use, outside the Territory, any clinical and non-clinical data generated by or on behalf of Licensee in the course of developing Product, and (b) to reference any Marketing Authorizations or Product and Scientific Data obtained for Product in the Territory, for the purpose of developing and pursuing Marketing Authorizations for Product outside the Territory.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  2.2.2 All Product and Scientific Data shall belong to Licensee and except as to Licensee, as set out in subsection 2.3, Licensee hereby grants an exclusive, irrevocable, free license to Licensor to use the Product and Scientific Data outside the Territory. Licensee shall throughout the Term provide copies of all Product and Scientific Data to Licensor, or as it may direct, as soon as practicable after such Product and Scientific Data is generated or comes into the possession and control of Licensee.

                  2.3. JOINT INVENTIONS.

                  2.3.1 In relation to use of Joint Inventions with other products, the Parties shall negotiate in good faith the scope of each other's uses of any such Joint Inventions, and the distribution of proceeds from sales, licensing, assignment or other transfer of rights under Joint Inventions to each other and/or Third Parties. Neither of the Parties shall grant any rights under Joint Inventions to Third Parties explicitly or implicitly before agreement concerning distribution of proceeds has been reached.

         3.       LICENSEE'S MAIN OBLIGATIONS

                  3.1. Under the terms of this Agreement, Licensee shall:

                  3.1.1 Under the direction of the Development Committee, be responsible for the development of the Product in the Territory, including the preparation and execution of a Development Plan, conduct Clinical Trials in the Territory pursuant to the Development Plan, and communication with the authorities and investigators in the Territory as set out in Section 5;

                  3.1.2 prepare and submit the Dossier with the relevant regulatory authorities for obtaining a Marketing Authorization for the Territory as set out in Section 6;

                  3.1.3 at its option, pursuant to subsection 10.2, register, maintain, defend and enforce the Licensed Technology in the Territory as set out in Section 10;

                  3.1.4 launch and commercialize the Product throughout the Territory;

                  3.1.5 obtain any and all import licenses and governmental approvals that may be necessary in the Territory necessary for the Clinical Trials of the Product; and,

                  3.1.6 comply with any and all governmental laws, regulations, and orders that may be applicable to Licensee by reason of its execution of this Agreement.

                  3.2. Except as otherwise indicated herein, Licensee shall bear all costs and expenses related to the activities listed in subsection 3.1.

         4.       LICENSOR'S MAIN OBLIGATIONS

                  4.1. Under the terms of this Agreement, Licensor shall:

                  4.1.1 simultaneously with the execution of this Agreement, license the Intellectual Property in the Territory to Licensee as set out in the license agreement.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  4.1.2 deliver all information related to the Product and the development hereof available to Licensor as set out in Sections 2, 5, 6 and 10 to the Licensee including but not limited to all existing information necessary for SFDA's approval of Clinical Trials and marketing authorization;

                  4.1.3 transfer the Licensed Technology and transfer Licensed Know-How as set out in Sections 2, 5, 6 and 10 and provide necessary training, subject to Section 2.1.4, enabling the Licensee to manufacture the Product that can meet the criteria;

                  4.1.4 provide adequate documents to Licensee proving its exclusive and transferable ownership of Know-How;

                  4.1.5 manufacture and supply or have manufactured and supplied Product to Licensee for clinical development;

                  4.1.6 participate in the preparation of protocols for Clinical Trials; and,

                  4.2. Except as otherwise indicated herein, Licensor shall bear all costs related to the activities listed in subsection 4.1.

         5.       DEVELOPMENT

                  5.1. JOINT DEVELOPMENT COMMITTEE.

                  5.1.1 The Parties shall establish a joint development committee ("Development Committee") consisting of at least two (2) representatives of each of the Parties. The initial members of the Development Committee shall be the persons listed under "Development Committee Members" in
Exhibit 3.

                  5.1.2 The Development Committee will perform the following functions (a) monitor the progress of, and provide input to, Licensee's efforts in seeking approval of the Product in the Territory as stated in Sections 5.3.2 and 5.3.5, and any further development of the Product, and Licensor's corresponding efforts outside the Territory; (b) oversee and monitor the development and scale-up of the manufacturing process for Product pursuant to any Development Program; (c) confirm agreed upon specifications for the Product,
(d) notify the Parties of Improvements, and (e) address and attempt to resolve conflicts or disputes between the Parties that may arise during the course of performing this Agreement.

                  5.1.3 The respective Development Committee members of each of the Parties shall appoint the persons ("appointed persons") necessary for the performance of the activities listed in this Section 5. The appointed persons shall be made available to the extent reasonably necessary for the performance of the tasks to which they are appointed.

                  5.1.4 Licensor shall, if reasonably necessary, allow Licensee to contract, if required, with any appointed persons on a consultancy basis.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  5.1.5 Each Party will select one of the representatives to the Development Committee as such Party's primary contact person for communication between the Parties relating to any development, technical and patent aspects of this Agreement. An alternate member designated by a Party may serve on the Development Committee temporarily in the absence of a permanent member, and may replace such permanent member on a permanent basis, if necessary. Each Party will bear its own costs of participation in the Development Committee.

                  5.1.6 The Development Committee will have only such authority as are specifically stipulated in this Agreement, and will have no power to amend this Agreement or waive a Party's rights or obligations under this Agreement. Delegation of powers to the Development Committee will not relieve either Party from its obligations under this Agreement.

                  5.1.7 The Development Committee will hold meetings (in person, by telephone or videoconference) at such times and places as will be determined by the members of the Development Committee of both Parties. The first meeting of the Development Committee will take place within sixty (60) days after the Effective Date. The contact persons will establish an agenda for each such meeting and will designate representatives of the Parties who will have management responsibility for the issues on the agenda for such meeting. Documents made by the committee may be executed through signing on electronic version, and any decision by the Development Committee shall be made unanimously.

                  5.1.8 Licensee shall have the ultimate authority in relation to activities in the Development Plan performed on behalf of Licensee. Licensor shall have the ultimate authority in relation to activities in the Development Plan performed on behalf of Licensor.

                  5.2. DELIVERY OF KNOW-HOW DOCUMENTS.

                  5.2.1 The Licensor will deliver to Licensee within one month of the Effective Date, all documents (in electronic form) necessary for SFDA submission for Clinical Trial initiation by Licensee. If additional information is required by SFDA, Licensor shall make reasonable efforts to provide Licensee with requested information. At the commencement of Phase II Clinical Trials and at Licensee's request, Licensor shall start to prepare the transfer of information that Licensor owns relating to existing manufacturing technology of Product and delivery shall be made upon initiation of enrollment of patients in Phase III Clinical Trials.

                  5.2.2 All Know-How documents shall be copies of existing documents in existing form and the copies will be made and delivered to the Licensee to the address designated by the Licensee;

                  5.2.3 Upon request of the Licensee, the Licensor shall provide correction or replacement of any missing or damaged documents promptly without charge.

                  5.3. CLINICAL TRIALS.

                  5.3.1 Licensee shall as soon as reasonably practicable following the Effective Date, but in any event no later than forty five (45) days from the Effective Date, present to the Development Committee a draft Development Plan containing a plan for Clinical Trials. A Development Plan shall include a time schedule for interaction with the relevant authorities, a Clinical Trial program together with a timetable for all required actions for the completion of the Dossier in respect of the initial indication of Product.

                                                CONFIDENTIAL TREATMENT REQUESTED

It is currently contemplated by the Parties that the Phase III Clinical Trials will have no fewer than [CONFIDENTIAL TREATMENT REQUESTED] patients. The Development Plan shall be amended taking into consideration the advice taken from such authorities. The Development Committee shall discuss and amend the Development Plan within fifteen (15) days of its submission.

                  5.3.2 Licensee shall conduct and pay for all costs and expenses associated with all Clinical Trials (including Phase 1, Phase II and Phase III) needed to obtain Product approval from the SFDA for registration and marketing. Licensee agrees to conduct all Clinical Trials in accordance with ICH guidelines and current Good Clinical Practice ("cGCP") guidelines per the current version of the Guideline for Good Clinical Practice, ICH Harmonized Tripartite Guideline (this is very important and is per the Memorandum of Understanding and discussions). Phase III Clinical Trials will have no fewer than [CONFIDENTIAL TREATMENT REQUESTED] Triggering Patients and shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] patients unless required by the SFDA. If the SFDA requires more than [CONFIDENTIAL TREATMENT REQUESTED] patients, Licensee shall pay any additional costs. If Licensor requires that a Phase III Clinical Trial have more than [CONFIDENTIAL TREATMENT REQUESTED] patients, Licensor shall pay for any additional cost.

                  5.3.3 Licensor shall notify the Development Committee of development activities outside the Territory.

                  5.3.4 Licensee shall have the ultimate authority in relation to activities related to the Clinical Trials performed on behalf of Licensee. Licensor shall have the ultimate authority in relation to activities related to Clinical Trials performed on behalf of Licensor.

                  5.3.5 Licensor shall notify Licensee from time to time of all requirements applicable outside the Territory in connection with the conduct of Clinical Trials outside the Territory, and Licensee will comply with such requirements in the conduct of the Clinical Trials inside the Territory in compliance with ICH guidelines and current Good Clinical Practice ("cGCP") guidelines per the current version of the Guideline for Good Clinical Practice, ICH Harmonized Tripartite Guideline (this is very important and is per the Memorandum of Understanding and discussions) and legal rules in the Territory to enable Licensor to use any data derived from such Clinical Trials in the Territory to support or undertake Clinical Trials outside the Territory or for any other purpose in connection with the development and/or commercialization of Product outside the Territory. Licensee acknowledges and agrees that Licensor will use the data obtained by Licensee outside the Territory.

                  5.4. DRUG ADVERSE EVENTS REPORTING.

                  5.4.1 The Parties shall establish and maintain a system for exchanging safety information on the preparations of the Product. This system shall enable both parties to meet the safety regulatory requirements imposed by authorities both locally and internationally and to follow current international guidelines and standards in pharmacovigilance.

                  5.4.2 With Licensee being the holder of the Marketing Authorization in the Territory, Licensee will provide a full system for pharmacovigilance fulfilling all legal requirements in the Territory. Licensee will also prepare Periodic Safety Updates (ICH format) and maintain a Company Core Safety Information Sheet ("CCSI").

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  5.4.3 During the Development Plan, Licensee will hold the database for reporting of Suspected Serious Unexpected Adverse Reactions and prepare Annual Safety Reports for submission to regulatory authorities.

                  5.4.4 Any clinical and pre-clinical safety data (Investigator Brochures, clinical protocols and clinical and pre-clinical reports on the preparations of Product) held by Licensor should be provided to Licensee as reference documents to evaluate the safety data to be collected in the pre-marketing development program. Once in Licensee's possession, the Investigator Brochures and clinical protocols and any similar documents may only be updated after consultation with the Licensor.

                  5.4.5 A copy of all expedited Individual Case Safety Reports ("ICSRs"), annual safety reports, Serious Adverse Event Reports, Periodic Safety Update Reports, Regulatory Agency Safety Reports and any communications or reports of communications with the SFDA, or other regulatory agencies will be translated into English and forwarded together with the copies in Chinese to the Licensor. Licensee will immediately translate into English and forward to the Licensor any Serious Adverse Event Reports within five (5) business days of their receipt from the clinical investigator so that Licensor can report such events to any relevant clinical authority outside of the Territory. A detailed pharmacovigilance agreement between Licensee and Licensor shall be established at least three (3) months prior to Licensor or any Partner of Licensor requiring information on pre- or post marketing safety data for regulatory reasons.

                  5.5. SUPPLY OF CLINICAL TRIAL PRODUCT AND PREPARATION OF COMMERCIAL SUPPLY.

                  5.5.1 Licensor shall enter into a development and manufacture agreement with a Third Party manufacturer. Licensor shall take all reasonable steps to ensure that the contract manufacturer conducts scale-up of the Product to ensure Clinical Trial supply. Licensor will supply necessary quantities of Product at the actual cost of manufacturing and shipping, proved by documentation, to be reimbursed by Licensee as stated in Section 9. Licensor is not responsible for events outside of Licensor's control concerning Third Party Manufacturers but will take all reasonable steps to ensure an adequate supply of Product to Licensee.

                  5.5.2 At the commencement of Phase II Clinical Trials and at Licensee's request, Licensor shall start to prepare the transfer all Know-How owned by Licensor to Licensee relating to manufacture of Product to ensure the scale-up of the Product to level of production volume for marketing in the Territory as soon as possible upon initiation of enrollment of patients in Phase III Clinical Trials

                  5.5.3 The Parties shall mutually set out a project plan describing each step of transfer of technology related to the manufacture and the cost thereof.

                  5.5.4 Licensor shall supply the total requirement of Product for performance of Clinical Trials in the Territory to Licensee. The Product for Clinical Trials shall be supplied at a rate of [CONFIDENTIAL TREATMENT REQUESTED] for such Product when acquired from the Third Party contract manufacturer plus handling fees (e.g. shipping, insurance) under the terms set forth in Section 9.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  5.5.5 Licensor warrants that all Product delivered for Clinical Trial supply upon delivery have been manufactured in accordance with current good manufacturing practices ("cGMPs") or other relevant standard, conforms with the Specifications, and has a remaining shelf life of at least [CONFIDENTIAL TREATMENT REQUESTED].

                  5.5.6 [CONFIDENTIAL TREATMENT REQUESTED].

         6.       MARKETING AUTHORIZATIONS

                  6.1. Licensee shall as soon as reasonably practicable, after completion and evaluation of the results of the Clinical Trials, compile and submit the Dossier in respect of the Product with the relevant authorities and shall use all reasonable endeavors to conduct the approval process in order to obtain a Marketing Authorization for the Product in the Territory. Upon the Licensee's request, the Licensor shall provide necessary assistance for this purpose. Licensee will reimburse Licensor for any cost and expense of its employees, engineers and consultants traveling to China or any other country in the Territory for this purpose.

                  6.1.1 To the extent either Party receives any written or oral communications relating to the Product from any regulatory authority inside or outside the Territory, such Party will promptly inform the other Party thereof (including by providing a copy of any written communication or a written account of any oral communication), but in no event later than ten (10) Business Days after receipt of such communication.

                  6.1.2 Each Party will promptly notify the other Party, and provide such other Party with a copy, of any correspondence or other reports or complaints submitted to or received by the first Party from any regulatory authority in the Territory or from any other Third Party claiming that any product promotional materials (including advertising and other promotional materials used in connection with the marketing, promotion and sale of the Product) are inconsistent with a Product's labeling or are otherwise in violation of applicable law or regulation.

                  6.1.3 Each Party will provide the other Party upon request with a copy of any documents or reports filed with any regulatory authority during the Term with respect to the Product.

                  6.2. DATA EXCLUSIVITY. Each of Licensee and Licensor shall use all reasonable endeavors to procure and maintain the maximum period of data exclusivity according to the law as stated inside the Territory.

                  6.3. PRICE & REIMBURSEMENT APPROVALS. To the extent applicable, Licensee shall apply for Price & Reimbursement Approvals with the relevant authorities at the appropriate time relative to grant of Marketing Authorization. The Licensee shall have sole discretion, after consultation with Licensor, to decide the prices at which the Product is to be sold to Third Party customers.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  6.4. OWNERSHIP AND MAINTENANCE OF MARKETING AUTHORIZATIONS. Licensee shall be the exclusive Marketing Authorization holder in respect of all Product in each country of the Territory and shall assume all responsibilities towards the regulatory authorities. Licensee shall maintain the Marketing Authorizations at its cost in the Territory for the Term. Licensor will, throughout the Term, provide reasonable technical and scientific support, at Licensee's cost, to enable Licensee to maintain Marketing Authorizations in the Territory.

         7.       LICENSE FEE AND ROYALTY

                  7.1 Licensee will pay Licensor [CONFIDENTIAL TREATMENT REQUESTED] as soon as possible but no later than [CONFIDENTIAL TREATMENT REQUESTED] from the Effective Date of this Agreement.

                  7.2 Licensee will pay Licensor [CONFIDENTIAL TREATMENT REQUESTED] upon delivery of Product to Licensee for use in Clinical Trials and upon SFDA approval to conduct Clinical Trials of the Product in humans in the Territory.

                  7.3 Licensee will pay Licensor [CONFIDENTIAL TREATMENT REQUESTED] upon SFDA approval to market the Product in the Territory.

                  7.4 ROYALTIES

                  7.4.1 ROYALTY AMOUNT. Licensee will pay to Licensor a royalty based upon the sales of Product in the Territory. The first [CONFIDENTIAL TREATMENT REQUESTED] of cumulative sales of Product (as calculated per Section
8) in the Territory shall be [CONFIDENTIAL TREATMENT REQUESTED]. Thereafter, Licensee will pay a royalty of [CONFIDENTIAL TREATMENT REQUESTED].

                  7.4.2 ROYALTY TERM. Royalties due under the preceding subsection 7.3.1 will continue on a country to country basis in the Territory until the later of (a) the expiration of an issued Licensed Patent covering the Product in a given country in the Territory, or (b) the date [CONFIDENTIAL TREATMENT REQUESTED] after the date of First Commercial Sale of a Product in such country in the Territory under this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED

         8.       PRODUCT PRICE; PAYMENT; AUDIT REPORT.

                  8.1. PRODUCT PRICE. Licensee shall pay to Licensor the price of Product for Clinical Trials in the Territory which shall be agreed upon between the Parties no later than three months prior to the expected first shipment. The Product Price shall be Licensor's cost of manufacturing and shipping of each Unit of Product. The Product Price shall be stated in U.S. Dollars per Unit and shall be the actual cost as documented not exceeding [CONFIDENTIAL TREATMENT REQUESTED] per unit.

                  8.2. The product price is payable 30 Business Days from receipt of delivery. The payment will be wired in US dollar to the account designated by Licensor.

                  8.3. After the First Commercial Sale in the Territory, Licensee will provide Licensor within thirty (30) Business Days after the end of each calendar quarter with a report stating the volume of Product sold or otherwise disposed of in each country of the Territory and provide the calculations for the Net Sales and royalties due. Within sixty (60) Business Days after the end of each calendar quarter, Licensee will transfer, by wire, the amount of royalties and cost of goods due to such bank account as Licensor may indicate from time to time. All such amounts shall first be calculated in the domestic currency of the sale and then converted into, and paid, in U.S. Dollars. For the purpose of the above calculation, the Net Sales shall be converted into U.S. Dollars using the average rate of exchange for such calendar quarter published by the People's Bank of China.

                  8.4. TAXES.

                  8.4.1 If Licensee is required by law or a governmental body charged with the administration thereof to withhold or deduct any taxes from or in respect of any amount payable by Licensee to the Licensor hereunder then (i) Licensee shall make such withholdings or deductions; (ii) Licensee shall pay the full amount withheld or deducted to the relevant taxation or other authority in accordance with applicable laws; and(iii) Licensee shall promptly deliver to the Licensor a receipt or similar documentation of the relevant authority evidencing the payment of such taxes.

                  8.5. AUDIT RIGHTS; ADJUSTMENTS.

                  8.5.1 Licensee will permit an independent certified public accountant designated by Licensor and reasonably acceptable to Licensee (the "Auditor"), to have access to Licensee's records and books during regular business hours for the sole purpose of determining the accuracy of the amounts reported and actually paid or otherwise payable to Licensor under the terms of this Agreement (the "Audit"). Any Audit will cover a period not to exceed 3 years immediately preceding such audit. Licensor will bear all costs and expenses in connection with the Audit; PROVIDED, HOWEVER, that if any Audit reveals an understatement of Net Sales greater than 10% of the stated amount, then Licensee will bear all costs and expenses in connection with such Audit. Any such Audit will be performed upon at least thirty (30) Business Days prior written notice during regular business hours, and not more than once in each calendar year during the term of this Agreement and during each calendar year in the 3-year period following expiration or termination of this Agreement.

                  8.5.2 The Auditor will execute a written confidentiality agreement with Licensee and will disclose to Licensor only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to Licensee will also include the methodology and calculations used to determine the results.

                  8.5.3 If the Audit results in a determination that Net Sales have been understated, then any resulting underpayment will be paid to Licensor within thirty (30) Business Days after receipt of the Auditor's report including an annual interest rate of 5% of the outstanding amount calculated from the period when the amount was originally due until the actual payment of the amount.

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                                                CONFIDENTIAL TREATMENT REQUESTED

         9.       TECHNOLOGY, MANUFACTURE AND SUPPLY OF PRODUCT FOR CLINICAL
                  TRIALS

                  9.1. DELIVERY OF KNOW-HOW DOCUMENTS

                  9.1.1 Upon commencement of Phase II Clinical Trials and at Licensee's request, Licensor shall start to prepare the transfer of information related to the existing manufacturing technology and delivery shall be made upon initiation of enrollment of patients in Phase III Clinical Trials, and Licensor will:

                           (a) Provide Licensee with reasonable access to any
relevant Know-How and other information relating to the manufacture of Product owned or controlled by Licensor no sooner than the initiation of enrollment of patients in Phase III Clinical Trials; and

                           (b) Deliver the Know-How documents, training and
necessary consulting, subject to Section 2.1.4, in the following manners:

                                    (i) Subject to this Sections 9.1.1 and
2.1.4, Licensor will deliver all technical documents in connection with manufacturing, test, use of the Product in their existing condition and forms by air mail.

                                    (ii) Licensor will make correction or
replacement of any document missing or damaged promptly without charge;

                                    (iii) Upon Licensee's request and written
agreement between the Parties and subject to Section 2.1.4, Licensor will provide training to Licensee, either via dispatching experts to Licensee's premises or hosting training in its own premises.

                                    (iv) When necessary that Licensee wants to
import equipment or materials for manufacturing of the Product, the Licensor shall provide advice and assistance to facilitate the purchase in favorable terms.

                  9.2. SUPPLY OF PRODUCT FOR CLINICAL TRIALS.

                  9.2.1 Licensor undertakes to manufacture and supply Product to Licensee and Licensee undertakes to purchase Product from Licensor for the Clinical Trials in Territory, in accordance with the terms and conditions of this Agreement.

                  9.2.2 Licensor shall deliver Product to Licensee in accordance with delivery dates specified in Binding Orders as defined in Section 9.3. The Product shall be labeled as specified by Licensee as advised by Licensor and in accordance with US regulations.

                  9.2.3 The Licensee shall pay to Licensor the documented cost of clinical product as well as costs associated with the shipping of product. The delivery of the product shall be in accordance with regulations of the SFDA

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  9.2.4 Licensor acknowledges that, when delivered, all Product supplied under this Agreement shall have a remaining shelf life of at least [CONFIDENTIAL TREATMENT REQUESTED] under specified storage conditions.

                  9.2.5 The Parties shall enter into the Quality Agreement concerning the supply of Product for Clinical Trials.

                  9.2.6 AUDITS. In order to ensure that the requirements set out in this Agreement are complied with, Licensee shall be entitled to carry out audits as specified in the Quality Agreement at the Licensor or its designated supplier at any time with prior notification.

                  9.2.7 COMMERCIAL SUPPLY. If applicable, the Parties agree to negotiate in good faith to reach terms as the to commercial supply of Product from Licensor to Licensee for sale in the Territory.

                  9.3. FORECASTS, DELIVERY AND ORDERS.

                  9.3.1 Licensor will use best efforts to provide approximately [CONFIDENTIAL TREATMENT REQUESTED] vials of Product for the SFDA submission before the end of October 2005. Licensee shall submit to Licensor each calendar quarter a rolling forecast for each Product for the following twelve (12) months showing its best estimate of quantities of the Product needed for such 12-month-period and required delivery dates for such quantities in each month ("Rolling Forecast"). Licensee undertakes to place orders to Licensor for the quantities specified for the first three months of such Rolling Forecast ("Binding Orders"). Licensor shall acknowledge and accept each Binding Order in writing ("Acceptance") to Licensee and undertakes to issue within ten (10) Business Days an Acceptance in respect of each Binding Order placed by Licensee in accordance with the first three months of such Rolling Forecast and to fulfill all such Binding Orders in accordance with the required delivery dates specified therein.

                  9.3.2 Licensor shall notify Licensee within ten (10) Business Days after receiving from Licensee a forecast if Licensor anticipates that it will not have the capacity required to produce the amounts set out in such Rolling Forecast. In such situation, the Parties shall discuss in good faith to find possibilities to accommodate Licensee's anticipated requirements. For the avoidance of doubt, the above provision by no means relieves Licensor from its obligation according subsection 9.3.1.

                  9.4. QUALITY - DEFECTIVE PRODUCT.

                  9.4.1 As soon as reasonably practicable upon the receipt of Product from Licensor, Licensee (or its designated nominee) shall test such batch in accordance with Inspection on Receipt.

                  9.4.2 Licensee shall notify Licensor in writing in the event that it becomes aware by reason of the Inspection on Receipt or otherwise that all or any part of any batch of Product delivered to it fails to comply with the warranty given under Section 11.4.1 Within ninety (90) Business Days from the date of receipt of such batch of Product by Licensee (or its designee) where such failure to comply is apparent from the Inspection on Receipt; or (b) Where such failure is not so apparent, within twenty five (25) Business Days after Licensee becomes aware of such failure.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  9.4.3 In the event of notification under Section 9.4.2, Licensee (or its designee) shall give full details in such notification of such claim and shall give Licensor reasonable access to such batch to investigate the matter before the remainder of the Product in the same consignment is used or returned to Licensor.

                  9.4.4 Licensee's sole and exclusive remedy for breach of the warranty set forth in 11.4.1 shall be (a) withdraw of all defective Product in Clinical Trials immediately; (b) Licensor shall promptly replace all such defective Product within thirty (30) Business Days of receipt of notice under
Section 9.4.2 and shall make arrangements for the return or disposal, at Licensor option, of all such non-complying Product. Licensor shall pay all shipping and related charges in connection with the shipment of replacement Product; or (c)If Licensee at its discretion informs Licensor that Licensee does not want replacement of the defective Product, Licensor shall promptly issue a credit note for any invoice issued in respect of any returned batch.

                  9.4.5 In the event of a conflict between the test results of Licensee and Licensor with respect to any shipment of Product hereunder, a sample of such Product shall be submitted to an independent laboratory for testing using the criteria set out in the Quality Agreement. Such independent laboratory shall be as agreed between the parties or in the absence of agreement (at the request of either party) each Party shall select an independent laboratory, and such independent laboratories shall select a third independent laboratory to conduct the testing. Such laboratory shall act as an expert, not as an arbitrator. The test results obtained by such laboratory shall be reported to Licensee and Licensor and shall in the absence of manifest error be final and binding on the parties. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory's findings are made.

         10.      INTELLECTUAL PROPERTY

                  10.1. LICENSOR'S OBLIGATION TO INFORM. During the Term, Licensor will disclose to Licensee the complete text of all patent applications included in the Licensed Patents that are filed after the Effective Date, as well as copies of all correspondence concerning the prosecution thereof made or received by or on behalf of Licensor to or from patent offices and any information or correspondence received by or on behalf of Licensor from patent offices concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Licensed Patents after the Effective Date, and if possible transmit such information electronically to Licensee or, at the expense of Licensee, ship such materials to a place of destination to be named by Licensee. Licensor shall promptly inform Licensee of the issuance of any Licensed Patents. Licensor shall provide prompt written notice to Licensee of each Improvement made by or on behalf of Licensor.

                  10.2. PATENT FILING, PROSECUTION AND MAINTENANCE. Subject to the terms and conditions set forth in this Section 10.2, being a Licensee, Licensee has the exclusive right to prosecute and maintain all Licensed Patents in the Territory at its own cost. However, Licensee acknowledges and agrees that per the terms of this Agreement, Licensor will own all Licensed Patents in the Territory.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  10.2.1 Licensor shall consent to and execute the necessary documents in order to have Licensee registered as Licensee of the Licensed Patents in the Territory if required.

                  10.2.2 With respect to Improvements, Licensee may apply for patent protection in all countries of the Territory for any Improvement that in Licensee's reasonable opinion is patentable. If Licensee elects not to file a patent application claiming or covering an Improvement in a particular country, then Licensee will give prompt written notice to Licensor of such decision, but in any event within sixty (60) Business Days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such application. In such case, Licensor may elect at its sole discretion to undertake the preparation, filing, prosecution or maintenance of a patent application claiming or covering such Improvement in such country at its sole expense. However, during the Term, Licensor shall not use its ownership of any such patent application and patents issuing therefrom to limit or restrict Licensee's sales of a Product in the Territory. This obligation of non enforcement against Licensee shall extend to all third parties to whom any rights are transferred. Licensee will execute such documents and perform such acts as may be reasonably necessary for Licensor to commence such prosecution.

                  10.3. ENFORCEMENT RIGHTS.

                  10.3.1 NOTIFICATION OF INFRINGEMENT. If either Party learns of any misappropriation of any proprietary Product information such as trade secrets, Know-How, trademarks or any infringement or threatened infringement by a Third Party of the Licensed Patents in the Territory, such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

                  10.3.2 Enforcement of Patents and Product Rights in the
Territory:

                           (a) Licensee will have the right, but not the
obligation, at its cost, to institute, prosecute and control any action or proceeding with respect to infringement in the Territory of the Licensed Technology or any misappropriation of rights in the Territory, by counsel of its own choice, and will consult with Licensor on any actions that Licensee proposes to take in such action or proceeding. Licensor will have the right, at its own expense, to be represented in such action by its own consultation counsel. Licensee agrees that its counsel will keep Licensor's consultation counsel fully informed.

                           (b) If Licensee fails to bring an action or
proceeding or otherwise take appropriate action in Licensee's discretion to abate such infringement or misappropriation in the Territory within a period of ninety (90) Business Days of written notice by Licensor to Licensee requesting such action, Licensor will have the right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding. Licensee will cooperate with Licensor in any such action or proceeding brought by Licensor against a Third Party, and will have the right to consult with Licensor and to participate in and be represented by independent counsel in such litigation at its own expense.

                           (c) If a Party brings any action or proceeding under
this subsection 10.3.2, the other Party agrees, at the request of the first Party, to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit, including without limitation providing commercial, clinical or manufacturing data available to the Parties, executing necessary documents, and providing expert support.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  10.3.3 SETTLEMENT WITH A THIRD PARTY. The Party that controls the prosecution of a given action under subsection 10.3.2. will also have the right to control settlement of such action; provided, however, that no settlement will be entered into which would limit the scope or enforceability of any Licensed Patents without the written consent of Licensor, such consent not to be unreasonably withheld. However, if any settlement reached by Licensee, in an action brought by a Third Party against Licensee due to infringement of Third Party patent rights in the Territory due to the sale or manufacture of the Product in the Territory, causes overall loss to the Licensee, the Licensee shall have the right to be reasonably compensated by the Licensor including a credit against future amounts owed under the Agreement if applicable. However, for any settlement that causes loss to Licensee and requires reimbursement by Licensor, Licensee will obtain Licensor's consent to such settlement.

                  10.3.4 ENFORCEMENT COSTS AND AWARDS. Any costs and attorneys' fees incurred in connection with an action or proceeding brought by a Party pursuant to this Section 10 of this Agreement shall be borne by the Party bringing the action. Any damage award resulting from any such action, will be retained by the Party covering the costs of the action.

                  10.4. DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. Subject to
Section 10.5 below, if a Third Party asserts that a Patent, trade secret, or other intangible right owned or exclusively licensed by it is infringed or misappropriated by the manufacture, use, sale, or offer for sale of Product in the Territory, the Licensee shall duly consult with Licensor and shall at Licensee's discretion defend such right. Licensor shall duly assist Licensee at Licensee's cost. Licensor shall compensate any loss or cost incurred by Licensee, including a credit against future amounts owed under the Agreement if applicable, if Licensee is found to infringe the patent, trade secret or other intangible right of a Third Party by a court of competent jurisdiction in the Territory due to the manufacture or sale of the Product in the Territory. However, Licensee is solely responsible for any trademark infringement of a Third Party of any trademark or trade dress Licensee chooses to market the Product under in any country in the Territory. Licensor shall not compensate Licensee for any loss or cost of infringement of a Third Party trademark or trade dress in the Territory.

                  10.5. WITHDRAWAL DUE TO ALLEGED INFRINGEMENT. In the event Licensee receives notice from a Third Party alleging that the manufacture, use or sale of the Product in a country in the Territory infringes such Third Party's patent rights, Licensee shall provide Licensor with prompt written notice thereof and the Parties shall consult with each other in good faith regarding such allegation. Licensee shall consider Licensor's suggestions and comments regarding such alleged infringement; provided, however, that Licensee shall have the right, after such consultation with Licensor, at its own discretion to withdraw the Product from the country in the Territory and keep it off the market in that country until the issue is resolved through acknowledgment of non-infringement by the Third Party or through a court ruling in the relevant part of the Territory. Such withdrawal shall not constitute a breach of any of Licensee's obligations set out in this Agreement. As Licensor and Licensee expand the numbers of countries under the definition of Territory, Licensor and Licensee shall reexamine the rights and obligations of the Licensor and Licensee under Section 10 as they pertain to each additional country.

                                                CONFIDENTIAL TREATMENT REQUESTED

         11.      REPRESENTATIONS AND WARRANTIES

                  11.1. MUTUAL REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants to the other Party that:

                  11.1.1 such Party is an entity duly organized, validly existing and in good standing under the laws of the state or country in which it was formed;

                  11.1.2 this Agreement is a legal and valid obligation binding upon such Party and enforceable against such Party in accordance with its terms;

                  11.1.3 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound;

                  11.1.4 to the best of such Party's knowledge, the execution, delivery and performance of this Agreement by such Party does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

                  11.1.5 such Party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby;

                  11.1.6 such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder; and,

                  11.1.7 such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

                  11.2. LICENSOR'S ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Licensor hereby represents and warrants to Licensee that:

                  11.2.1 To the best of Licensor's knowledge, neither the Product nor the manufacture, use or sale of the Product infringe the Intellectual Property rights of any Third Party in the Territory or constitute a misappropriation of the trade secrets in the Territory or other Intellectual Property rights of any person or entity within the Territory.

                  11.2.2 Licensor has not, and during the term of the Agreement will not, grant any right to any Third Party relating to the Product in the Territory which would conflict with the rights granted to Licensee hereunder.

                  11.2.3 To the best of Licensor's knowledge, no Third Party in the Territory is infringing any of the Licensed Patents claiming any part of the Product or using any of the Licensed Know-How.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  11.2.4 Licensor has obtained the assignment of all interests and all rights of any and all Third Parties (including, but not limited to employees) with respect to any Licensed Patents.

                  11.2.5 As of the Effective Date, Licensor has not been served with any interference action or litigation with respect to any Licensed Patents claiming any part of the Product or related to the Product or the manufacture hereof, and Licensor has not received any written communication which expressly threatens interference actions or other litigation before any patent and trademark office, court, or any other governmental entity in any jurisdiction in regard to any such Patents.

                  11.2.6 Licensor owns all rights related to the Product and may grant to Licensee the rights set forth in this Agreement without breaching any agreement with any Third Party.

                  11.2.7 Licensor warrants and represents that it has perfected its ownership interest in the Licensed Patents and any and all maintenance and annuity fees have been paid.

                  11.2.8 The Licensor warrants and represents that prior to the Effective Date, it has used its best efforts to maintain the Licensed Technology in confidence and has not disclosed, distributed, or disseminated such information to anyone who is not in turn under an obligation to the Licensor to maintain this information in confidence.

                  11.2.9 As of the Effective Date, there are no inquiries, actions or other proceedings pending before or, to the best of Licensor's knowledge, threatened by any regulatory authority or other government agency with respect to the Product or any facility where the Product is manufactured, and Licensor has not received written notice threatening any such inquiry, action or other proceeding. As of the Effective Date, there are no investigations pending before or, to the best of Licensor's knowledge, threatened by any regulatory authority or other government agency with respect to the Product or any facility where the Product is manufactured, and Licensor has not received written notice threatening any such investigation. Licensor shall promptly notify Licensee in writing upon learning of any such actual or threatened investigation, inquiry or proceeding.

                  11.3 LICENSEE'S ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  11.3.1 As of the Effective Date, Licensee warrants and represents that neither the Licensee nor any of its Affiliates markets or plans to market any Competing Product.

                  11.3.2 Licensee covenants and agrees that neither the Licensee nor its Affiliates will market a Competing Product during the Term of this Agreement or for three years after termination of the Agreement, if termination of the Agreement occurs for any reason other than those stated in 13.2(a), 13.3 or 13.4. However, the definition of Competing Product after termination of the Agreement shall be limited to a fluorocarbon emulsion with an indication comparable to the Product.

                  11.3.3 Licensee covenants and agrees that it will not pursue filing of any patent application covering the Product, its method of manufacturing or its method of use inside the Territory without the express consent of the Licensor. Licensee covenants and agrees that it will not pursue filing of any patent application covering the Product, its method of manufacturing or its method of use outside the Territory.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  11.4 PRODUCT WARRANTY.

                  11.4.1 Licensor hereby warrants and undertakes that upon delivery of each batch of Product, all Product in such batch shall comply in all material respects with the Specifications, including without limitation, having been manufactured in accordance with cGMPs or other relevant standard.

                  11.4.2 THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, RELATED TO THIS AGREEMENT, AND THE WARRANTIES IN THE 1980 U.N. CONVENTION ON AGREEMENTS FOR THE INTERNATIONAL SALES OF GOODS, THE UNIFORM COMMERCIAL CODE AND OTHER RELEVANT LAWS SHALL NOT APPLY. WITH THE EXCLUSION OF GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, NEITHER OF THE PARTIES SHALL BE SUBJECT TO ANY CONSEQUENTIAL OR INDIRECT DAMAGES WITH RESPECT TO CLAIMS MADE HEREUNDER OR BY ANY PURCHASER OR USER OF THE PRODUCT.

         12.      INDEMNIFICATION

                  12.1. INDEMNIFICATION BY LICENSEE. Licensee will indemnify, defend and hold Licensor and its directors, officers, employees, agents and Affiliates harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys' fees (collectively, "Losses"), which arise out of, relate to or result from the breach by Licensee of any of its representations, warranties or obligations contained within this Agreement or any claim or action arising from, relating to or in connection with the manufacture of the Product delivered from or on behalf of the Licensee. Notwithstanding the foregoing, Licensee will not indemnify Licensor for any Losses to the extent that Licensee is entitled to seek indemnification from Licensor for such Losses under Section 12.2 of this Agreement.

                  12.2. INDEMNIFICATION BY LICENSOR. Licensor will indemnify, defend and hold Licensee and its directors, officers, employees, agents and Affiliates harmless from and against any Losses which arise from any claim, lawsuit or other action to the extent such Losses arise out of, relate to or result from the breach by Licensor of any of its representations, warranties or obligations contained within this Agreement or any claim or action arising from or relating in connection with the manufacture of the Product delivered from or on behalf of Licensor. Notwithstanding the foregoing, Licensor will not indemnify Licensee for any Losses to the extent that Licensor is entitled to seek indemnification from Licensee for such Losses under Section 12.1 of this Agreement.

                  12.3. INDEMNIFICATION PROCEDURES. A Party which intends to claim indemnification under Section 12.1 or 12.2 of this Agreement (the "Indemnitee") will promptly notify the other Party (the "Indemnitor") in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, and Affiliates intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such

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                                                CONFIDENTIAL TREATMENT REQUESTED

claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any such claim with the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld; provided, however, that Indemnitee will have the right to withhold such consent in its sole discretion if such defense, compromise or settlement includes any admission of wrongdoing on the part of an Indemnitee, or limits the scope of any claims in or enforceability of any Patents owned by or licensed to the Indemnitee. The Indemnitor may at its own expense, employ legal counsel to defend the claim at issue. At any time after Indemnitor has assumed defense of a claim, the Indemnitor may exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such claim; provided, however, the Indemnitee:
(a) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (b) will, at its own expense, make available to Indemnitor those employees, officers and directors of Indemnitee whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating and in defending any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (c) will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such claim. The rights and remedies provided pursuant to this Section 12 are the sole and exclusive remedies of the Parties hereto with respect to Losses.

                  12.4. INSURANCE. Each Party will make best efforts, assuming its availability, to maintain commercially reasonable insurance coverage commensurate with its obligations under this Agreement. Such commercially reasonable insurance coverage will include comprehensive general liability insurance coverage, including product liability, preferably with a minimum limit of not less than [CONFIDENTIAL TREATMENT REQUESTED], or the highest available limit, which shall be in effect at initiation of any Clinical Trials in the Territory.

         13.      TERM AND TERMINATION

                  13.1. TERM OF THE AGREEMENT. The term of this Agreement (the "Term") will commence on the Effective Date and, unless terminated earlier pursuant to this Section 13, will expire on a country-by-country basis upon the later of (a) the expiration of an issued Licensed Patent covering the Product in a given country in the Territory, or (b) the date 10 years after the date of First Commercial Sale of a Product in such country in the Territory under this Agreement.

                  13.2. LICENSEE'S RIGHT TO TERMINATE. Licensee may terminate the Agreement (a) in any country within the Territory with service of thirty
(30) Business Days written notice if: 1) the Product is considered unsafe by the SFDA, or other applicable regulatory authorities, to administer to patients; or
2) Licensor is unable to manufacture and supply the Product to Licensee to meet Licensee's demand after Licensor receives notice from Licensee to that effect and after a 30 day opportunity to cure its failure to meet Licensee's manufacture and supply demands; and (b) after the First Commercial Sale of the Product in any country within the Territory with service of 3 months written

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                                                CONFIDENTIAL TREATMENT REQUESTED

notice. In the case of termination pursuant to 13.2 (a), the Parties will make all reasonable attempts to solve any safety or supply problems before Licensee terminates the Agreement. If Licensee terminates the Agreement for any reason other than those stated in 13.2(a), 13.3 or 13.4 (i.e. change of control or strategy), the Parties agree to negotiate in good faith to find a solution which will allow product development to continue in the Territory.

                  13.3. TERMINATION FOR MATERIAL BREACH. In the event of a material breach of this Agreement by either Party, which is not cured within sixty (60) Business Days following receipt of written notice of the such breach from the non-breaching Party, the non-breaching Party will have the right to terminate this Agreement by written notification to the other Party, effective immediately upon receipt.

                  13.4. TERMINATION FOR BANKRUPTCY. Either Party may immediately terminate this Agreement upon the occurrence of either of the following: (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (b) the filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law.

         14.      CONSEQUENCES OF TERMINATION

                  14.1. GENERAL. No termination of this Agreement will relieve any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                  14.2. TERMINATION UNDER 13.2. In the event of termination by Licensee of this Agreement under Section 13.2, Licensee shall forthwith after the effective date of termination:

                  14.2.1 provide to Licensor the Dossier, all Product and Scientific Data and any other documents, materials, data or information within Licensee's possession or control containing or evidencing any Intellectual Property of Licensor and all Licensor Confidential Information and:

                  14.2.2 cease all exploitation, manufacturing and marketing of Product provided always that Licensee shall be entitled to continue to sell Product for a period of six calendar months thereafter in order to fulfill existing orders only (subject always to payment of Royalties) and provided that Licensee shall not sell such inventory in a manner detrimental to the market for Product in the Territory;

                  14.2.3 upon termination under sub section 13.2(b), give or procure for Licensor access to all data filed in connection with the Marketing Authorizations for the Product in the Territory;

                                                CONFIDENTIAL TREATMENT REQUESTED

                  14.2.4 upon termination under sub section 13.2(b), allow Licensor to cross-reference the file relating to the Product held by each relevant Regulatory Authority for the purpose of transferring the Marketing Authorization for the Product in the Territory to Licensor or as it may nominate;

                  14.2.5 subject to Licensee's right to sell its inventory of Product pursuant to Section 14.2.2, transfer the adverse event database for the Product relating to the Territory to Licensor; and

                  14.2.6 in the event of termination during the development, use all reasonable endeavors to effect an orderly transfer to Licensor of the management and conduct of the Clinical Trials performed by or on behalf of Licensee and to fulfill Third Party obligations related to the Clinical Trials, including requirements of authorities, ethical committees etc.

                  14.3. LICENSOR'S TERMINATION UNDER 13.3. In the event of Licensor's termination under subsection 13.3 of this Agreement due to Licensee's material breach, Licensee shall perform the acts set out in subsection 14.2 above.

                  14.4. LICENSEE'S TERMINATION UNDER 13.4. In the event of Licensee's termination under subsection 13.4 of this Agreement due to Licensor's bankruptcy, Licensee's rights shall continue in full force in the Territory and shall not be affected by any proceedings. If Licensor is responsible for manufacture and supply of Product to Licensee, Licensee shall have the right to obtain its supply of Product from Licensor's Third Party contract manufacturer with no obligation to Licensor. Licensor shall immediately transfer to Licensee any necessary manufacturing technology and Know-How. All Licensed Patents shall become automatically assigned to Licensee and Licensor agrees to effect such assignment. Licensee will have no further obligations to make royalty and milestone payments due under the Agreement except for royalties and other payments due prior to the date of Licensor's petition for bankruptcy.

                  14.5. LICENSOR'S TERMINATION UNDER 13.4. In the event of Licensor's termination under subsection 13.4 of this Agreement to Licensee's bankruptcy, Licensee shall perform the acts set out in subsection 14.2 above.

                  14.6. LICENSES UPON EXPIRATION. Upon expiration of this Agreement pursuant to Section 13.1 of this Agreement with respect to a country in the Territory, Licensee's rights in the Licensed Technology shall become irrevocable and Licensee shall have no further obligation to Licensor with respect to such Licensed Technology.

                  14.7. SURVIVAL. In the event of expiration or termination of this Agreement pursuant to Section 13 of this Agreement, except as may otherwise be expressly set forth herein, the following sections will survive, together with the definitions of any defined terms used therein: Sections 12, 14, 15, 17 and 18. All other provisions, including all rights and obligations thereunder, will terminate and be of no further force and effect.

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                                                CONFIDENTIAL TREATMENT REQUESTED

         15.      CONFIDENTIALITY, PUBLICATIONS, PUBLICITY

                  15.1. CONFIDENTIAL INFORMATION. Each Party acknowledges that the other Party's Confidential Information comprises valuable trade secrets and is proprietary. Each Party will hold in strict confidence the other Party's Confidential Information and will not disclose the same to any other person, firm or corporation, except as allowed hereunder. Notwithstanding the foregoing, the obligation of confidentiality contained in this Agreement will not apply to the extent that the receiving Party can demonstrate, by competent written proof, that such Confidential Information:

                  15.1.1 was, at the time of disclosure, published, publicly known or otherwise in the public domain, other than through any act or omission by the receiving Party;

                  15.1.2 was already known to the receiving Party, other than under an obligation of confidentiality or non-use, prior to the time of disclosure;

                  15.1.3 was disclosed to the receiving Party in good faith, without an obligation of confidentiality, by a Third Party not under any obligation of confidence with respect to such information; or

                  15.1.4 was independently developed by the receiving Party without use of or reference to the disclosing Party's Confidential Information.

                  15.2. TREATMENT OF CONFIDENTIAL INFORMATION. The Parties agree that during the term of this Agreement and for ten (10) years after its expiration or termination for any reason whatsoever, a Party receiving Confidential Information of the other Party will: (a) treat any such Confidential Information disclosed to it by the other Party as strictly confidential; (b) except as necessary in the performance of this Agreement, not disclose such Confidential Information to Third Parties without the prior written consent of the other Party, other than to its Affiliates, sublicensees, collaborators or any consultants, provided that such disclosure be under confidentiality agreements with provisions comparable to those contained in this Agreement; (c) not use such Confidential Information for purposes other than those authorized expressly herein; and (d) use reasonable efforts to prevent inadvertent disclosure of such Confidential Information, provided however, that the obligations under this Section 15.2 shall continue in force and effect with respect to each item of Confidential Information that is identified as a trade secret by the disclosing party at the time of or within thirty (30 ) days after its initial disclosure hereunder, until such time as such item of Confidential Information is no longer susceptible of being kept a trade secret.

                  15.3. ACCESS. Access to Confidential Information will be limited to those employees or consultants of the Party designated to receive such information or of such Party's Affiliates who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Confidential Information and the related confidentiality undertaking and each Party will assure that its employees, consultants and Affiliates are bound by the terms of this Agreement relating to confidentiality.

                  15.4. PERMITTED DISCLOSURES. Notwithstanding any other provision in this Agreement, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is required by law or court order, provided that the receiving Party gives the disclosing Party prompt written notice of the requirement to disclose and reasonably cooperates with the disclosing Party to seek a protective order or other restrictions on the disclosure of such Confidential Information of the disclosing Party. Any

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                                                CONFIDENTIAL TREATMENT REQUESTED

such required disclosure will be limited only to that Confidential Information that is required to be disclosed and such disclosed Confidential Information will remain Confidential Information hereunder despite the required disclosure. A receiving Party may also disclose Confidential Information of the disclosing Party in connection with filing, prosecuting, defending and/or enforcing Patents, seeking or maintaining Marketing Authorizations and developing Product.

                  15.5. RETURN OF CONFIDENTIAL INFORMATION. Upon termination or expiration of this Agreement, each Party hereto and its Affiliates will return all Confidential Information of the other Party in their possession to the other Party; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Confidential Information of the other Party which a Party is required by mandatory applicable law to retain.

                  15.6. CONFIDENTIALITY OF THE AGREEMENT TERMS. Neither Party will disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that either Party may disclose the terms of this Agreement to actual or prospective investors and corporate partners (including sublicensees), to a Party's accountants, attorneys and other professional advisors, and as required by applicable laws and regulations of the U.S. Securities and Exchange Commission and any stock exchange on which a Party's (or any Affiliate of any Party) stock is traded.

                  15.7. PUBLICATIONS. Any proposed written publication of research results arising from this Agreement will be submitted to the other Party at least twenty five (25) Business Days prior to submission for publication, and at least ten (10) Business Days prior to oral, or other non-written format, disclosure or the submission of an abstract. During this twenty five (25) Business Day period for publication submissions and ten (10) Business Day period for abstracts or oral, or other non-written format, disclosures, the reviewing Party shall identify information that in the reasonable judgment of such Party (a) will interfere with such Party's rights hereunder (including any effect on patentability of disclosed information) and/or (b) constitutes such Party's Confidential Information. Should the reviewing Party require additional time to conduct its review the submitting Party agrees to postpone the oral disclosure and submission of the manuscript or the abstract for up to an additional sixty (60) days. Each Party agrees to delete from any proposed manuscript, abstract or oral disclosure, information identified by the other Party as its Confidential Information.

                  15.8. PUBLICITY. Neither Party will make any public announcement concerning the existence, or the terms, of this Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. A Party disclosing under the above provision according to law shall provide the other Party with a copy of the disclosed information. Such consent will not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party as soon as possible and in no event less than five (5) Business Days in advance to enable the other Party to consider and comment thereon. Notwithstanding anything to the contrary in this Agreement, nothing in this
Section 15.8 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

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                                                CONFIDENTIAL TREATMENT REQUESTED

         16.      PERFORMANCE BY AFFILIATES

         The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party will remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and any act or omission committed by an Affiliate shall be deemed to have been conducted by the Party itself.

         17.      DISPUTE RESOLUTION

                  17.1. The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement ("Dispute"), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within twenty (20) Business Days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within fifteen (15) Business Days after it was referred to the Chief Executive Officers.

                  17.2. Subject to subsection 17.1 of this Agreement, any Dispute that is not resolved as provided in the preceding Section 17.1, whether before or after termination of this Agreement, that in any way relates to the Agreement, will be arbitrated pursuant to the Singapore Arbitration Act of 2001 (the "Rules") by three (3) independent and impartial arbitrators in accordance with said Rules, but the Parties may agree on just one arbitrator. The arbitration will be conducted in English and will be held in Singapore and each Party will pay for their own costs and the cost of the arbitrators will be divided equally among the Parties. The award in the arbitration will be final and enforceable in any court of competent jurisdiction.

                  17.3. During the arbitration proceedings, parties shall continue to perform their obligations under this Agreement except those under arbitration.

         18.      MISCELLANEOUS

                  18.1. FURTHER ASSURANCES. At any time during the term of this Agreement, Licensee and Licensor each will, at the request of the other Party, use reasonable efforts to (a) deliver to the other Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  18.2. ASSIGNMENT. Neither Party will assign its rights or obligations under this Agreement to any Third Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that either Party may assign such rights and obligations, without consent, to the surviving entity pursuant to a merger, acquisition or consolidation, or to a Third Party acquiring all or substantially all assets of a Party. In the event of such a transaction, however, intellectual property of the acquiring entity shall not be included in the Licensed Technology. All permitted assignments by either Party of any of its rights under this Agreement will be subject to all of the terms and conditions of this Agreement. All successors, permitted Licensees of either Party will be subject to, and will be bound in writing by, all the terms and conditions of this Agreement. Any purported assignment not permitted under the terms of this Agreement will be null, void, and of no effect.

                  18.3. INDEPENDENT CONTRACTORS. The Parties hereto are independent contractors. Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint ventures. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

                  18.4. WAIVER. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement and will be effective only if set forth in a written instrument signed by a duly authorized representative of the Party waiving such provision or requirement.

                  18.5. AMENDMENT. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if made by a written instrument that explicitly refers to this Agreement and that is signed by a duly authorized representative of each Party.

                  18.6. SEVERABILITY. In the event that any provision in this Agreement is held to be unlawful or invalid in any jurisdiction, the meaning of such provision will be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it will be severed. The remainder of this Agreement will remain in full force and effect, and the Parties will negotiate in good faith a reasonable substitute provision that is valid and enforceable in such jurisdiction. If the Parties are unable to agree on a substitute provision, and if the unlawful or invalid provision was an essential element of this Agreement without which one of the Parties would not have entered into this Agreement, as evidenced by this Agreement as a whole, then such Party may terminate this Agreement by written notice to the other Party effective upon receipt.

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                                                CONFIDENTIAL TREATMENT REQUESTED

                  18.7. NOTICE. All notices hereunder must be given in writing and will be deemed given if delivered personally or by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) with postage prepaid, or sent by express courier service (FedEx or other reputable, internationally recognized courier service), to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof).


If to Licensor:                  PFC THERAPEUTICS, LLC
                                 4660 La Jolla Village Drive, Suite 825
                                 San Diego, California 92122
                                 Attention: Duane J. Roth, Manager
                                 Facsimile: (858) 410-5306

With copies to:                  FOLEY & LARDNER LLP
                                 402 W. Broadway, 23rd Floor
                                 San Diego, California 92101
                                 Attention: Kenneth D. Polin
                                 Facsimile: (619) 234-3510

If to Licensee:                  Beijing Double-Crane Pharmaceutical Corp., Ltd.
                                 No 1, Lize donger Road, Wangjing
                                 Chaoyang District, Beijing 100102
                                 China
                                 Attention: General Manager
                                 Facsimile: 10 64 39 8090

With copies to:                  Beijing Double-Crane Pharmaceutical Corp., Ltd.
                                 No 1, Lize donger Road, Wangjing
                                 Chaoyang District, Beijing 100102
                                 China
                                 Attention: Legal Department
                                 Facsimile: 10 64 39 8090


                  18.8. FORCE MAJEURE. Neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party which is due to any cause beyond the reasonable control of such Party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable laws by such Party), or epidemics. In the event of any such force majeure, the Party affected will promptly notify the other Party, will use commercially reasonable efforts to overcome such force majeure, and will keep the other Party informed with respect thereto. If such force majeure continues for a period of more than one hundred and eighty (180) Business Days, the Party not subject to such force majeure may terminate this Agreement by written notice to the other Party.

                                                CONFIDENTIAL TREATMENT REQUESTED

                  18.9. COUNTERPARTS. This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

                  18.10. GOVERNING LAW. This Agreement will be governed by, and construed an interpreted in accordance with, the laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

                  18.11. CONSTRUCTION. Unless used in combination with the word "either," the word "or" is used throughout this Agreement in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party hereto.

                  18.12. ENGLISH LANGUAGE. This Agreement has been written and executed in English and Chinese. Both versions shall have the same legal force and effect.

                  18.13. ENTIRE AGREEMENT. This Agreement, including any Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter, including, without limitation, the Confidential Disclosure Agreement; PROVIDED, HOWEVER, that no agreement between the Parties executed contemporaneously with this Agreement will be so superseded by this Agreement.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

         The Parties have caused this Agreement to be executed as of the Effective Date by signature of their duly authorized representatives.



PFC THERAPEUTICS LLC

     /s/ Duane J. Roth
     -----------------
By:  Duane J. Roth
Title:  Chief Executive Officer



BEIJING DOUBLE-CRANE PHARMACEUTICAL CO., LTD.

     /s/ Li Xin
     ----------
By:  Li Xin

Title:  President

                                    EXHIBIT 1


         1. Chinese patent application [CONFIDENTIAL TREATMENT REQUESTED] entitled [CONFIDENTIAL TREATMENT REQUESTED].

         2. Chinese patent application, divisional of [CONFIDENTIAL TREATMENT REQUESTED] entitled [CONFIDENTIAL TREATMENT REQUESTED] (still waiting for assignment of application number).

         3. [CONFIDENTIAL TREATMENT REQUESTED] composition patent application which will cover the precise formulation of OXYGENT, which is currently being drafted and will be filed as a PCT application.

         4. Various manufacturing and emulsion testing patent applications to be filed, which currently are trade secrets.

                                    EXHIBIT 2


         This License Agreement, effective this 13th day of May, 2005 (the "Effective Date"), upon the execution of the Development, License and Supply Agreement, is made by and between PFC THERAPEUTICS, LLC ("PFC"), a Delaware limited liability company, and BEIJING DOUBLE-CRANE PHARMACEUTICAL CO., LTD. ("Double-Crane"), a corporation organized under the laws of the People's Republic of China.

         WHEREAS:

         A. PFC represents that it is the owner of pending patent applications and patent applications to be filed listed in Exhibit 1 of this Development, License and Supply Agreement, which relate to the Product as defined in this Development, License and Supply Agreement.

         B. PFC and Double-Crane intend to enter into or have entered into this Development, License and Supply Agreement, upon the closing of which, PFC intends to license to Double-Crane, among other things, the patent applications listed in Exhibit 1.

         C. Double-Crane wishes to obtain, and PFC wishes to grant, an exclusive license in the Territory as defined in the Development, License and Supply Agreement under each of the patent applications listed in Exhibit 1 under the terms and conditions set forth in the Development, License and Supply Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

         LICENSE GRANT:
         --------------
         Subject to the terms and conditions of this Development, License and Supply Agreement, PFC hereby grants to Double-Crane an exclusive license to the patent applications listed in Exhibit 1 and any divisional, continuation, continuation-in-part, reissue or reexamination (or their foreign equivalents) or utility model which claims priority to any of the patents or patent applications listed on Exhibit 1.

         IN WITNESS WHEREOF, the undersigned have executed this Development, License and Supply Agreement, which shall be effective as of the date last listed below and set forth above.
                                   PFC THERAPEUTICS, LLC


                                   By  /S/ Duane Roth
                                       ------------------------------
                                       Duane Roth, Manager

                                   Dated:  _____________________, 2005


                                   BEIJING DOUBLE-CRANE PHARMACEUTICAL CO., LTD.


                                   By  /S/ Li Xin
                                       ------------------------------
                                       Li Xin, President

                                   Dated: ______________________, 2005

                                    EXHIBIT 3

         DEVELOPMENT COMMITTEE MEMBERS
         -----------------------------

         PFC Therapeutics, LLC

         (a)      [CONFIDENTIAL TREATMENT REQUESTED]

         (b)      [CONFIDENTIAL TREATMENT REQUESTED]

         BEIJING DOUBLE-CRANE PHARMACEUTICAL CO., LTD.
         ---------------------------------------------

         (a)      [CONFIDENTIAL TREATMENT REQUESTED]

         (b)      [CONFIDENTIAL TREATMENT REQUESTED]